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                                                                  EXHIBIT (C)(7)




                   AMENDED AND RESTATED VOTING TRUST AGREEMENT

             THIS AMENDED AND RESTATED VOTING TRUST AGREEMENT, dated as of December 18, 1996, by and among CSX Corporation, a Virginia corporation ("Parent"), Green Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("Acquiror"), and Deposit Guaranty National Bank, a national banking association (the "Trustee"),



                              W I T N E S S E T H:



             WHEREAS, Parent, Acquiror and Conrail Inc., a Pennsylvania corporation (the "Company"; which term shall instead refer, from and after the effectiveness of the Second Merger, to the corporation resulting from the Second Merger), have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (as it has been and may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth therein), pursuant to which (i) Acquiror was to commence and did commence the Offer and Second Offer (collectively, the "Tender Offer") for shares of Common Stock of the Company (all such shares accepted for payment pursuant to the Tender Offer or otherwise received, acquired or purchased by or on behalf of Parent or Acquiror, including pursuant to the Option Agreement, the "Acquired Shares"), and (ii) a subsidiary of Acquiror will merge into the Company pursuant to the First Merger and thereafter the Company will merge into Acquiror pursuant to the Second Merger. As it is in the Merger Agreement,
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the word "Merger" shall herein be a collective reference to the First Merger and the Second Merger taken together.

             WHEREAS, Parent, Acquiror and the Trustee have entered into a Voting Trust Agreement, dated as of October 15, 1996 (the "Original Voting Trust Agreement");

             WHEREAS, Parent, Acquiror and the Company entered into a First Amendment to the Merger Agreement dated November 5, 1996, and a Second Amendment thereto dated December 18, 1996;

             WHEREAS, Parent, Acquiror and the Company have entered into a Stock Option Agreement, dated as of October 14, 1996 (as it may be amended from time to time, the "Option Agreement") providing Parent and Acquiror the option to purchase 15,955,477 shares of common stock of the Company;


             WHEREAS, the parties intend that, prior to the authorization and approval of the Surface Transportation Board (the "STB"), neither Parent nor Acquiror nor any of their affiliates shall control the Company and the Company shall not have as a director any officer, director, nominee or representative of the Parent, the Acquiror or any of their affiliates;

             WHEREAS, Parent and Acquiror wish (and are obligated pursuant to the Merger Agreement and the Option Agreement), simultaneously with the acceptance for payment of Acquired Shares pursuant to the Tender Offer, the Option Agreement, the First Merger, or otherwise to deposit such Shares of
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Common Stock, and upon the consummation of the Second Merger shall deposit all of the common stock and any other voting stock of the Company (being then the corporation resulting from the Second Merger), in an independent, irrevocable voting trust, pursuant to the rules of the STB, in order to avoid any allegation or assertion that the Parent or the Acquiror is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

             WHEREAS, Parent, Acquiror and the Trustee wish to amend the Original Voting Trust Agreement to reflect certain changes made in the Merger Agreement by the Second Amendment thereto, and the Company has consented to such amendment, and Parent, Acquiror and the Trustee wish to restate the Voting Trust Agreement as so amended;

             WHEREAS, the holder of all outstanding Trust Certificates has assented to such amendment of the Original Voting Trust Agreement, and all requirements for the amendment of the Original Voting Trust Agreement contained therein have been satisfied;

             WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with the Parent or the Acquiror or any of their affiliates; and

             WHEREAS, the Trustee is willing to continue to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB,
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             NOW THEREFORE, the parties hereto agree as follows:

             1. CREATION OF TRUST -- The Parent and the Acquiror hereby appoint Deposit Guaranty National Bank as Trustee hereunder, and Deposit Guaranty National Bank hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

             2. TRUST IS IRREVOCABLE -- This Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by the Parent and the Acquiror and their affiliates and shall terminate only in accordance with, and to the extent of, the provisions of Paragraphs 8 and 14 hereof.

             3. DEPOSIT OF TRUST STOCK -- The Parent and the Acquiror agree that, prior to acceptance of Acquired Shares purchased pursuant to the Tender Offer, the Acquiror will direct the depositary for the Tender Offer to transfer to the Trustee any such Acquired Shares purchased pursuant to the Tender Offer. The Parent and the Acquiror also agree that simultaneously with receipt, acquisition or purchase of any additional shares of Common Stock by either of them, directly or indirectly, or by any of their affiliates, including, without limitation, upon any exercise of the option provided for in the Option Agreement, they will transfer to the Trustee the certificate or certificates for such shares. The Parent and the Acquiror also agree that simultaneously with the receipt by them or by any of their affiliates of any shares of common stock or other voting stock of the Company upon the effectiveness of the First Merger or the Second Merger, they will transfer to the Trustee the certificate or certificates for such shares, including
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without limitation, shares of common stock or other voting securities of the corporation resulting from the Second Merger. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee or otherwise validly and properly transferred, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit A (the "Trust Certificates"), with the blanks therein appropriately filled in. Voting Trust Certificates executed in the form attached to the Original Voting Trust Agreement as Exhibit A shall continue to be valid and obligatory and shall, from and after the execution and delivery of this instrument, be deemed in every respect to be Trust Certificates executed and delivered under this instrument. All shares of Common Stock all other shares of common stock or other voting securities at any time delivered to the Trustee hereunder are called the "Trust Stock." The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee.

             4. POWERS OF TRUSTEE -- The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. Parent and Acquiror agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock to approve and effect the Merger, and in favor of any proposal or action necessary or desirable to effect, or
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consistent with the effectuation of, the Parent and Acquiror's acquisition of the Company, pursuant to the Merger Agreement, and without limiting the generality of the foregoing, if there shall be with respect to the Board of Directors of the Company an "Election Contest" as defined in the Proxy Rules of the Securities and Exchange Commission ("SEC"), in which one slate of nominees shall support the effectuation of the Merger and another slate oppose it, then the Trustee shall vote in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, the Trustee shall exercise all voting rights in respect of the Trust Stock, to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale or purchase of assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving the Parent or one of its subsidiaries or affiliates (otherwise than in connection with a disposition pursuant to Paragraph 8), not to be effected. In addition, the Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as provided in the three immediately preceding sentences, the Trustee shall vote all shares of Trust Stock with respect to all matters, including without limitation the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the same proportion as all shares of Common Stock (other than Trust Stock) are voted with respect to such matters; provided that, except as provided in the three immediately preceding sentences, from and after the effectiveness of the First Merger, the Trustee shall vote all shares of Trust Stock in accordance with the instructions of a majority of the persons who are currently the directors of the
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Company and their nominees as successors and who shall then be directors of the
Company, except that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which violates the Merger Agreement or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement; and except further that if there shall be no such persons qualified to give such instructions hereunder, or if a majority of such persons refuse or fail to give such instructions, then the Trustee shall vote the Trust Stock in its sole discretion, having due regard for the interests of the holders of Trust Certificates as investors in the stock of the Company, determined without reference to such holders' interests in other railroads than the subsidiaries of the Company. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any and all consents of shareholders in lieu of a meeting.

             5. FURTHER PROVISIONS CONCERNING VOTING OF TRUST STOCK -- The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy, as herein provided (including without limitation Paragraphs 4 and 8(b) hereof), unless otherwise directed by the STB or a court of competent jurisdiction. Subject to Paragraph 4, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) any or all of the Parent, the Acquiror and their affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "affiliate" or "affiliates" wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended.
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The Trustee shall not, without the prior approval of the STB, vote the Trust
Stock to elect any officer, director, nominee or representative of the Parent, the Acquiror or their affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and the STB, and by means of information respecting the Company contained in such statements and other documents filed by the Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or the Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. Notwithstanding the foregoing provisions of this Paragraph 5 or any other provision of this Agreement, however, the registered holder of any Trust Certificate may at any time with the prior written approval of the Company -- but only with the prior written approval of the STB -- instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions.

             6. TRANSFER OF TRUST CERTIFICATES -- Until the earlier of STB Denial or December 31, 1998, the Trust Certificates shall be transferable only with the prior written consent of the Company. They may be transferred on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for that purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder
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shall, by his acceptance thereof, assent to and become a party to this Trust
Agreement, and shall assume all attendant rights and obligations. Any such transfer in violation of this Paragraph 6 shall be null and void.

             7. DIVIDENDS AND DISTRIBUTIONS -- Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed by the Acquiror or to or as directed by the holder of the Trust Certificates hereunder as then appearing on the books of the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends or otherwise distributed upon the Trust Stock to the registered holders of Trust Certificates in proportion to their respective interests.

             8. DISPOSITION OF TRUST STOCK; TERMINATION OF TRUST -- (a) This Trust is accepted by the Trustee subject to the right hereby reserved in the Parent at any time to direct the sale or other disposition of the whole or any part of the Trust Stock, but only as permitted by subparagraph (e) below, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by the Parent (including, without limitation, exercising all voting rights in respect of Trust Stock) in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of or with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by the Acquiror or Parent that is otherwise permitted pursuant to
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this Paragraph 8, including, without limitation, in connection with the exercise by Parent of its registration rights under the Merger Agreement. The Trustee shall be entitled to rely on a certification from the Parent, signed by its President or one of its Vice Presidents and under its corporate seal, that a disposition of the whole or any part of the Trust Stock is being made in accordance with the requirements of subparagraph (e) below. In the event of a permitted sale of Trust Stock by the Acquiror, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of the Acquiror the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this Paragraph that no violation of 49 U.S.C. Section 11323 will result from a termination of this Trust.

             (b) In the event the STB Approval shall have been granted, then immediately upon the direction of the Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow the Acquiror, the Parent or their affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, and, in the event that shareholder approval of the First Merger shall not have previously been obtained, with the prior written consent of the Company, the Trustee shall either (x) transfer to or upon the order of the Acquiror, the Parent or the holder or holders of Trust Certificates hereunder as then appearing on the records of the Trustee, its right, title and interest in and to all of the Trust Stock
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then held by it (or such portion as is represented by the Trust Certificates in the case of such an order by such holders) in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or (y) if shareholder approval has not previously been obtained for the First Merger or the Second Merger, vote the Trust Stock in favor of the First Merger or the Second Merger, and upon any such transfer of all of the Trust Stock, or any such merger following such STB approval or law amendment permitting control without governmental approval, this Trust shall cease and come to an end.

             (c) In the event that (i) the STB Approval shall not have been obtained by December 31, 1998, or (ii) there shall have been an STB Denial, Parent shall use its best efforts to sell the Trust Stock during a period of two years after such date or STB Denial, or such extension of that period as the STB shall approve. Any such disposition shall be subject to the requirements of subparagraph (e) below, and to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall then as soon as practicable, and subject to the requirements of subparagraph (e) below, sell the Trust Stock for cash to eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with Parent. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with Parent and which has all necessary regulatory authority, if any, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in
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effecting such disposition and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of this Trust Agreement, including subparagraph (e) below, and with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed to or upon the order of Parent or, on a pro rata basis, to the holder or holders of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder his share of the proceeds. Upon disposition of all the Trust Stock pursuant to this paragraph 8(c), this Trust shall cease and come to an end.

             (d) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2016, and may be extended by the parties hereto, so long as no violation of 49 U.S.C. Section 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of the Acquiror. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

             (e) No disposition of Trust Stock under this paragraph 8 or otherwise hereunder shall be made except pursuant to one or more broadly distributed public offerings and subject to all necessary regulatory approvals, if any. Notwithstanding the foregoing, Trust Stock may be distributed as otherwise directed by Parent (but, if prior to the earlier of (i) December 31, 1998, if STB Approval shall not have by then been granted or (ii) the occurrence of an STB
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Denial, only with the prior written consent of the Company), subject to any order of the STB pursuant to any of its jurisdiction, in which case the Trustee shall be entitled to rely on a certificate of Parent (acknowledged by the Company) that such person or entity to whom the Trust Stock is disposed is not an affiliate of the Parent and has all necessary regulatory authority, if any is necessary, to purchase such Trust Stock. The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8. Upon the transfer of all of the Trust Stock pursuant to this paragraph 8(e), this Trust shall cease and come to an end.

             (f) Except as expressly provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock, and any transfer, sale or encumbrance in violation of the foregoing shall be null and void.

             9. INDEPENDENCE OF THE TRUSTEE -- Neither the Trustee nor any affiliate of the Trustee may have (i) any officers, or members of their respective boards of directors, in common with the Acquiror, the Parent, or any affiliate of either, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with the Acquiror, the Parent or any affiliate of either, other than dealings pertaining to the establishment and carrying out of this voting trust. Mere investment in the stock or securities of the Acquiror or the Parent or any affiliate of either by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of the Acquiror, the Parent or their affiliates exceed five percent of their outstanding voting securities and in no event shall the Trustee hold a proportion of such voting securities so

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substantial as to permit the Trustee in any way to control or direct the affairs of the Acquiror, the Parent or their affiliates. Neither the Acquiror, the Parent nor their affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

             10. COMPENSATION OF THE TRUSTEE -- The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by the Acquiror or the Parent.

             11. TRUSTEE MAY ACT THROUGH AGENTS -- The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee.

             12. CONCERNING THE RESPONSIBILITIES AND INDEMNIFICATION OF THE TRUSTEE -- The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney has been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any documents relating thereto, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or

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liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. The Acquiror and the Parent agree that they will at all times protect, indemnify and save harmless the Trustee, its directors, officers, employees and agents from any loss, cost or expense of any kind or character whatsoever in connection with this Trust except those, if any, growing out of the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay all costs and expense of any suit or litigation of any character, including any proceedings before the STB, with respect to the Trust Stock of this Trust Agreement, and if the Trustee shall be made a party thereto, the Acquiror or the Parent will pay all costs and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that the Acquiror and the Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining the Parent's written consent. The Trustee may consult with counsel and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

             13. TRUSTEE TO GIVE ACCOUNT TO HOLDERS -- To the extent requested to do so by the Acquiror or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all actions theretofore taken by it as Trustee.

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             14. RESIGNATION, SUCCESSION, DISQUALIFICATION OF TRUSTEE -- The
Trustee, or any trustee hereafter appointed, may at any time resign by giving forty-five days' written notice of resignation to the Parent and the STB. The Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any competent authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the instrument of assumption shall be delivered by the Trustee to the Parent and the STB and all registered holders of Trust Certificates shall be notified of its assumption, whereupon the Trustee shall be discharged of the powers and duties of the Trustee hereunder and the successor trustee shall become vested with such powers and duties. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

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             15. AMENDMENT -- Subject to the requirements of Section 1.9 of the
Merger Agreement, this Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, the Acquiror (if executed prior to the Merger), the Parent and all registered holders of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is consistent with the STB's regulations regarding voting trusts.

             16. GOVERNING LAW; POWERS OF THE STB -- The provisions of this Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Pennsylvania, except that to the extent any provision hereof may be found inconsistent with subtitle IV, title 49, United States Code or regulations promulgated thereunder, such statute and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such statute and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

             17. COUNTERPARTS -- This Trust Agreement is executed in four counterparts, each of which shall constitute an original, and one of which shall be held by each of the Parent and the Acquiror and the other two shall be held by

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the Trustee, one of which shall be subject to inspection by holders of Trust
Certificates on reasonable notice during business hours.

             18. FILING WITH THE STB -- A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by the Acquiror.

             19. SUCCESSORS AND ASSIGNS -- This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to the Acquiror and the Parent by merger, consolidation or otherwise. The parties agree that the Company shall be an express third party beneficiary of this Trust Agreement through and including the earlier of (i) December 31, 1998, if STB Approval shall not have been granted or (ii) the occurrence of an STB Denial, but that thereafter the Company shall not be any such third-party beneficiary. Except as otherwise expressly set forth herein, any consent or approval required from the Company hereunder shall mean the prior written consent or approval by a duly adopted resolution of the Company's board of directors, or by its duly authorized officer or other representative, and shall be granted or withheld in the sole discretion of such board, officer or representative.

             20. SUCCESSION OF FUNCTIONS -- The term "STB" includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to the consideration of the consistency with the public interest of rail mergers and combinations, the regulation of voting trusts in respect of the acquisition of securities of rail carriers or companies controlling them, and the exemption of approved rail mergers and combinations from the antitrust laws.

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             21. NOTICES -- Any notice which any party hereto may give to the other hereunder shall be in writing and shall be given by hand delivery, or by first class registered mail, or by overnight courier service, or by facsimile transmission confirmed by one of the aforesaid methods, sent,

             If to Purchaser or Acquiror, to:

             CSX Corporation
             One James Center
             901 East Cary Street
             Richmond, Virginia  23219

             Attention:  General Counsel

             If to the Trustee, to:

             Deposit Guaranty National Bank
             One Deposit Guaranty Plaza,
             8th Floor
             Jackson, Mississippi  39201

             Attention:  Corporate Trust Department

With a required copy to:

             Deposit Guaranty National Bank
             c/o Commercial National Bank In Shreveport
             333 Texas Street
             Shreveport, LA  71101

             Attention:  Corporate Trust Department

And if to the holders of Trust Certificates, to them at their addresses as shown on the records maintained by the Trustee.

             22. REMEDIES -- Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an order compelling specific performance of this Agreement in any action instituted in any state or federal court sitting in Philadelphia, Pennsylvania. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Philadelphia, Pennsylvania.

             IN WITNESS WHEREOF, CSX Corporation and Green Acquisition Corp. have caused this Amended and Restated Trust Agreement to be executed by their authorized officers and their corporate seals to be affixed, attested by their Secretaries or Assistant Secretaries, and Deposit Guaranty National Bank has caused this Amended and Restated Trust Agreement to be executed by its authorized officer or agent and its corporate seal to be affixed, attested to by its

     Secretary or one of its Assistant Secretaries or other authorized agent, all as of the day and year first above written.


Attest:                                 CSX CORPORATION




                                        By
-----------------------------------       --------------------------------------
Secretary


Attest:                                 GREEN ACQUISITION CORP.




                                        By
-----------------------------------       --------------------------------------
Secretary


Attest:                                 DEPOSIT GUARANTY NATIONAL BANK




                                        By
-----------------------------------       --------------------------------------

No. ________________                                                   EXHIBIT A
                                                                  _______ Shares

                            VOTING TRUST CERTIFICATE
                                       FOR
                                  COMMON STOCK
                                       OF
                                  CONRAIL INC.
                         INCORPORATED UNDER THE LAWS OF
                            THE STATE OF PENNSYLVANIA

             THIS IS TO CERTIFY that _______________will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, a certificate or certificates for _____________ shares of the Common Stock, $1.00 par value, of Conrail Inc., a Pennsylvania corporation (the "Company," which term shall instead refer, from and after the effectiveness of the Second Merger, to the corporation resulting from the Second Merger, as defined under the Voting Trust Agreement). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of an Amended and Restated Voting Trust Agreement, dated as of December 18, 1996, executed by CSX Corporation, a Virginia corporation, Green Acquisition Corp., a Pennsylvania corporation, and Deposit Guaranty National Bank, as Trustee (as it may be amended from time to time, the "Voting Trust Agreement"), a copy of which Voting Trust Agreement is on file in the office of said Trustee at One Deposit Guaranty Plaza, 8th Floor, Jackson, Mississippi 39201 and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2016, so long as no violation of 49 U.S.C. Section 11323 will result from such termination.

             The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

             This Certificate shall be transferable only on the books of the undersigned Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.
             By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

             IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:
                                             DEPOSIT GUARANTY
                                             NATIONAL BANK




                                             By
                                               ------------------------
                                                  Authorized Officer

                   [FORM OF BACK OF VOTING TRUST CERTIFICATE]

             FOR VALUE RECEIVED _______________ hereby sells, assigns, and transfers unto _______________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint _______________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Trustee, with full power of substitution in the premises.




                                                  ______________________________

Dated:

In the Presence of:


______________________________